Exhibit 22.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Cicero, Inc.

We consent to the incorporation by reference in the Annual Report on Form 10-K of our report dated March 16, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) of Cicero, Inc. (formerly Level 8 Systems, Inc.) and Subsidiaries for the year ended December 31, 2006.

/s/Margolis & Company P.C.

Certified Public Accountants

Bala Cynwyd, PA
March 30, 2007